Exhibit 99.1

Your Community Bank Announces Entry into Evansville, IN Market
Regional Bank with Growing Footprint Opens Office, Hires Regional President

New Albany, Ind. (July 6, 2015) — Your Community Bank, a wholly-owned subsidiary of Your Community Bankshares, Inc. (NASDAQ: YCB), announced today the bank’s entry into the Evansville, Indiana market.

Your Community Bank named Darren Spainhoward as Regional President. Spainhoward will be responsible for the development of the Your Community Bank brand in the Evansville market, as well as community outreach and hiring of additional personnel. Previously, Spainhoward served as Senior Vice President of Commercial Lending at Old National Bank. He has 25 years of banking experience and resides in Henderson, KY.  Spainhoward serves on the boards of United Way of Southwestern Indiana, Youth First, and the Ark Crisis Childcare Center.

“We have had great success with growing our footprint in new markets. The Evansville market fits our profile, and we believe we have found an excellent Regional President in Darren Spainhoward,” stated Kevin Cecil, President and Chief Executive Officer of Your Community Bank. “The bank looks forward to expanding our brand and offering exceptional service in the area.”

Your Community Bank operates more than 30 financial centers, including locations in Clark and Floyd counties in Indiana, and Bullitt, Fayette, Hardin, Hart, Jefferson, Meade, and Nelson counties in Kentucky.

Your Community Bank

Your Community Bank is based in New Albany, IN, and operates over 30 financial centers in Indiana and Kentucky. The bank is primarily engaged in the business of attracting deposits from the general public and using such funds for the origination of commercial business and real estate loans and secured consumer loans such as home equity lines of credit, automobile loans, and recreational vehicle loans. Additionally, the bank originates and sells into the secondary market mortgage loans for the purchase of single-family homes. For more information visit: www.yourcommunitybank.com

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CONTACT:

Michael Hatfield
V.P., Marketing Director

Your Community Bank

812-981-7337